EXHIBIT 99.1
National Western Life Group, Inc. Announces 2019 Third Quarter Earnings

Austin, Texas, November 7, 2019 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today third quarter 2019 consolidated net earnings of $20.0 million, or $5.65 per diluted Class A common share, compared with consolidated net earnings of $35.6 million, or $10.08 per diluted Class A common share, for the third quarter of 2018. For the nine months ended September 30, 2019, the Company reported consolidated net earnings of $93.9 million, or $26.55 per diluted Class A common share, compared with $95.0 million, or $26.86 per diluted Class A common share, a year ago. The Company's book value per share as of September 30, 2019 was $575.26.

Total revenues, excluding gains and losses on investments and index options, increased over 10% in the first nine months of 2019 to $516.9 million from $468.0 million in the comparable period of 2018. Operating revenues, excluding investment and index options gains and losses, increased to $170.4 million in the quarter ended September 30, 2019 from $153.5 million in the third quarter of 2018. Mr. Moody indicated, "Our strategic initiatives are directed toward those business objectives that will continue to grow our total insurance revenues. With the addition of Ozark National to our organization, we saw domestic life insurance sales grow 49% in the third quarter of this year compared to last year at this time. We are hopeful that new sales and marketing programs being developed will build upon this success and position our companies for stronger growth heading into the next decade."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $91.0 million for the nine months ended September 30, 2019, or $25.72 per diluted Class A common share, compared to $90.6 million, or $25.61 per diluted Class A common share in the same period for 2018. Mr. Moody commented on the earnings results saying, "The trend back to historically low interest rate levels in a competitive industry which is highly dependent upon rates presents challenges to insurers such as ourselves. In our third quarter results, we made some actuarial adjustments regarding future elements of profitability of our block of business that, although dampening financial results for the quarter, put us on better footing for measuring the returns on our business going forward." The Company reported earnings from operations for the quarter ended September 30, 2019 of $20.4 million, or $5.76 per diluted Class A common share, compared to $33.8 million, or $9.57 per diluted Class A common share, in the third quarter of 2018.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company and Ozark National Life Insurance Company, stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At September 30, 2019, the Company maintained consolidated total assets of $12.6 billion, consolidated stockholders' equity of approximately $2.1 billion, and combined life insurance inforce of $23.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Revenues, excluding investment and index option gains (losses)	$170,372	153,477	516,931	467,950
Realized and unrealized gains (losses) on index options	3,296	69,683	63,127	35,581
Realized gains (losses) on investments	(502)	2,275	3,702	5,582
Total revenues	173,166	225,435	583,760	509,113

Earnings:
Earnings from operations	$20,385	33,844	90,958	90,572
Net realized gains (losses) on investments	(396)	1,797	2,925	4,410
Net earnings	19,989	35,641	93,883	94,982

Net earnings attributable to Class A shares	19,424	34,633	91,228	92,296

Basic Earnings Per Class A Share:
Earnings from operations	$5.76	9.57	25.72	25.61
Net realized gains (losses) on investments	(0.11)	0.51	0.83	1.25
Net earnings	5.65	10.08	26.55	26.86

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$5.76	9.57	25.72	25.61
Net realized gains (losses) on investments	(0.11)	0.51	0.83	1.25
Net earnings	5.65	10.08	26.55	26.86

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com